This CREDIT AGREEMENT, is made as of December 10, 1997 (this "Agreement"), by and between DESIGNS, INC., a Delaware corporation having its principal place of business at 66 B Street, Needham, Massachusetts 02194 (the "Company"), and BANKBOSTON, N.A., a national banking association having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (the "Bank").


                                  WITNESSETH:
                                  ----------

     WHEREAS, the Company is party to an Amended and Restated Credit Agreement dated July 24, 1996 with BankBoston, N.A. (successor to BayBank, N.A.) and State Street Bank and Trust Company as Lenders and BankBoston, N.A. (successor to BayBank, N.A.), as agent for the Lenders (the "Existing Loan"); and

     WHEREAS, the Company desires to refinance its obligations to the Lenders under the Existing Loan and the Bank is willing to so refinance the Existing Loan.

     NOW THEREFORE, it is hereby agreed between the Company and the Bank as follows:

                                   ARTICLE 1
                       DEFINITIONS AND RELATED MATTERS

     1.1 Definitions. The terms defined elsewhere in this Agreement shall have the respective meanings ascribed to them where so defined, and the following terms have the following respective meanings for the purposes of this Agreement:

     "Accounts" means all "accounts" as defined in the UCC, including any right of the Company to payment for credit extended or for goods sold or leased or for services rendered not evidenced by an instrument or chattel paper, whether or not it has been earned by performance.

     "ACH" means automated clearing house.

     "Account Debtor" has the meaning given that term in the UCC.

     "Additional Costs" has the meaning given that term in Section 2.14.

     "Affiliate" means, with respect to any Person, (i) any other person that directly or indirectly through one or more intermediaries, Controls such Person or (ii) any other Person which is Controlled by or is under common Control with such Person.

     "Applicable Advance Rate" means fifty percent (50%).

     "Atlantic Excluded Claim" means the note made by the Company in favor of Atlantic Harbor, Inc. (f/k/a Boston Trading Ltd., Inc.) dated May 2, 1995.

     "Authorized Person" means any person authorized to request Credit Advances on behalf of the Company by any resolution or other appropriate evidence of authority which has been furnished to the Bank and that is reasonably satisfactory to the Bank in form and substance. Initially, Authorized Persons shall be those persons listed on Schedule 1.1 hereto.

     "Beneficial Ownership" has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934.

     "Borrowing Base" means, at the time of determination, the aggregate amount determined by (a) multiplying the Company's aggregate Cost of Eligible Inventory located at Included Stores times the Applicable Advance Rate and (b) deducting therefrom all Reserves then in effect.

     "Business Day" means any day that is not a Saturday or Sunday, or a public holiday under the law of the United States of America or The Commonwealth of Massachusetts as applicable to a national banking association.

     "Capital Expenditures" means expenditures in respect of fixed or capital assets by the Company and any of its Subsidiaries, determined on a consolidated basis, including the capitalized amount of Capital Lease Obligations incurred during the relevant period.

     "Capital Lease Obligations" means the obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on the Company's balance sheet under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "Cash Flow" of the Company and its consolidated Subsidiaries means, for any period, the sum (without duplication) of (a) EBITDA for such period, minus
(b) Cash Taxes for such period, minus (c) Capital Expenditures for such period, minus (d) all Restricted Payments by the Company and its consolidated Subsidiaries during such period, plus (e) all Occupancy Costs for such period, plus (f) Non-Cash Charges.

     "Cash Flow Ratio" has the meaning given that term in Section 6.3(b).

     "Cash Taxes" means, for any period, the sum of (a) all amounts reflected on the consolidated income statement of the Company and its Subsidiaries as tax expense, plus (b) any decrease (and minus any increase) in taxes payable that would have been reflected on the consolidated balance sheet of the Company and its Subsidiaries during such period and minus (c) any increase
(and plus any decrease) in deferred tax liability that would have been reflected on the consolidated balance sheet of the Company and its Subsidiaries during such period.

     "Change in Control" means (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired Beneficial Ownership of 51% or more of the outstanding shares of common stock of the Company, or (b) a majority of the board of directors of the Company is not comprised of Continuing Directors.

     "Closing Date" means the first date on which the conditions set forth in
Article 4 have been satisfied and any Credit Advances are to be made hereunder.

     "Collateral" means all Accounts, General Intangibles, Deposit Accounts, and L/S Inventory of the Company, whether now owned or existing or hereafter acquired or arising.

     "Commercial L/C's" means letters of credit issued by the Bank pursuant to this Agreement, the drawing under which requires the delivery of bills of lading, airway bills, or other similar types of documents of title.

     "Commitment" means the amount of the Bank's obligation to make Credit Advances hereunder, as the same may be reduced from time to time in accordance with Sections 2.2 and 8.2 hereof. The initial Commitment of the Bank on the execution of this Agreement is the sum of Twenty-Five Million Dollars ($25,000,000.00).

     "Concentration Account" has the meaning given that term in Section 7.3.

     "Consolidated" or "consolidated" when used with reference to any term defined herein, unless otherwise expressly stated, means that term as applied to the accounts of the Company and its wholly-owned Subsidiaries, consolidated or combined in accordance with GAAP. Notwithstanding the foregoing, as applied to the accounts of Company and its Subsidiaries for the purpose of this Agreement, the terms "Consolidated" or "consolidated" shall expressly exclude the accounts of the Joint Venture (including, without limitation, the investment of the Company and/or its Subsidiaries in the Joint Venture).

     "Continuing Director" means a member of the board of directors of the Company who either (a) was a member of such board prior to the date hereof and continuously thereafter, or (b) became a member of such board after the date hereof and whose election or nomination for election was approved by a vote of the majority of the Continuing Directors then members of such board.

     "Control" means possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Cost" means the calculated cost of Inventory, as determined from the retail stock ledger of the Company, based upon the Company's accounting practices in effect on the date hereof. "Cost" does not include inventory capitalization costs or other non-purchase charges (such as freight) used in the calculation of cost of goods sold.

     "Credit Advance(s)" has the meaning given that term in Section 2.1.

     "Credit Request" has the meaning given that term in Section 2.6(a).

     "Current Fiscal Year" means the fiscal year of the Company ending January 31, 1998 (which fiscal year is commonly known as "fiscal year 1997").

     "Cut-Off Date" means the day immediately preceding the Termination Date.

     "DDA" means any checking or other demand depository account maintained by the Company or any of its Subsidiaries.

     "Default" means any Event of Default and any event that would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Deposit Accounts" has the meaning given that term in the UCC.

     "Dollars" or "$" means United States Dollars.

     "EBITDA" shall mean, for any period, the sum (without duplication) of
(a) consolidated net income of the Company and its Subsidiaries for such period plus (b) to the extent deducted in determining consolidated net income for such period, the sum of (i) depreciation and amortization (including deferred financing costs, organization costs and non-compete amortization) for such period, (ii) interest expense for such period, and (iii) the provision for income taxes for such period, and (iv) for the Current Fiscal Year only, non-recurring expenses associated with store closings, all as determined in accordance with GAAP.

     "Eligible Inventory" means such of the Company's L/S Inventory, as the Bank in its reasonable discretion from time to time determines to be acceptable for borrowing, as to which L/S Inventory, the Bank has a perfected security interest which is prior and superior to all Liens.

     "Eligible Investments" means any or all of the following:

          (a) marketable direct full faith and credit obligations of, or marketable obligations guaranteed by, the United States of America; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years;

          (b) marketable direct full faith and credit obligations of States of the United States or of political subdivisions or agencies; provided that such securities, as a group, may not, on the date of determination, have a remaining weighted average maturity of more than five years; and provided, further, that such obligations carry a rating of "A" or better by a Rating Service;

          (c) publicly issued bonds or debentures which have a remaining maturity at the time of purchase of no more than five years issued by a corporation (other than the Company or an Affiliate thereof), organized under the laws of a State of the United States or the District of Columbia; provided, that such obligations carry a rating of "A" or better by a Rating Service;

          (d) open market commercial paper of any corporation (other than the Company or an Affiliate thereof) incorporated under the laws of the United States of America or any State thereof or the District of Columbia rated not less than "P-2" or "A-2" or its equivalent by a Rating Service and maturing within 270 days after the date on which such commercial paper is purchased;

          (e) certificates of deposit and bankers acceptances maturing within one year after the acquisition thereof issued by (i) the Bank or (ii) any commercial bank organized under the laws of the United States of America or of any political subdivision thereof the long term obligations of which are rated "A" or better by a Rating Service;

          (f) Eurodollar certificates of deposit maturing within one year after the acquisition thereof issued by any commercial bank having combined capital, surplus and undivided profits of at least $1 billion;

          (g) repurchase agreements, having terms of less than one year, for government obligations of the type described in (a) or (b) above, with a commercial bank or trust company meeting the requirements of clause (e) above;

          (h) publicly issued collateralized mortgage obligations which have a remaining maturity at the time of purchase of no more than five years; provided, that such obligations carry a rating of "A" or better by a Rating Service;

          (i) tax-exempt bonds or notes which have a remaining maturity at the time of purchase of no more than five years issued by any State of the United States or the District of Columbia, or any political subdivision thereof; provided, that such obligations carry a rating of "A" or better by a Rating Service;

          (j) publicly issued shares of common or preferred stock issued by a corporation (other than the Company or an Affiliate thereof), organized under the laws of any State of the United States or the District of Columbia, and bonds or debentures convertible into shares of such common or preferred stock, so long as (A) such securities have been registered under the Securities Exchange Act of 1934, as amended, and are traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ, and
     (B) the senior debt securities of the issuer thereof (if any) are rated "A" or better by a Rating Service; provided, however, that the securities under this clause (j) may not at any time comprise more than 10% of the total assets of the Company; and

          (k) interests in any fund or other pooled "open-end" investment vehicle which (i) is a registered investment company under the Investment Company Act of 1940, as amended and (ii) invests principally in obligations of any of the types described in clauses (a) through (j) above.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" has the meaning given that term in Section 8.1.

     "Existing Loan" has the meaning given that term in the Preamble hereto.

     "Federal Funds Effective Rate" means for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three federal funds brokers of recognized standing selected by the Bank.

     "Fixed Charges" of the Company and its consolidated Subsidiaries, for any period, means the sum, determined on a consolidated basis (without duplication), of (a) all scheduled payments of principal of Indebtedness of the Company and its consolidated Subsidiaries and mandatory prepayments of the principal of such Indebtedness during such period, (b) to the extent not included in (a) and (c), all payments by the Company and its consolidated Subsidiaries of rent under Capital Lease Obligations during such period, (c) cash interest expense of the Company and its consolidated Subsidiaries during such period, and (d) all Occupancy Costs during such period.

     "Funding Account" has the meaning given that term in Section 7.3.

     "GAAP" means generally accepted accounting principles consistently applied.

     "General Intangibles" means "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Company; credit memoranda in favor of the Company; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Company or credit extended or services performed, by the Company, whether intended for an individual customer or the general business of the Company. Notwithstanding the foregoing, "General Intangibles" shall not include any interest of the Company in the Joint Venture; licenses; franchises; license agreements; royalties; license and/or franchise fees; permits and similar rights granted by any governmental authority; trade names, trademarks, service marks, and all goodwill relating thereto; and all other general intangible property of the Company in the nature of intellectual property.

     "Guarantee" by any Person means any obligation of such Person ("Guarantor") directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person that would be classified as a liability on the balance sheet of the Guarantor in accordance with GAAP, and, without limiting the generality of the foregoing, any obligation, direct or indirect, of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other liability of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Included Stores" means retail stores and warehouses of the Company for which either: (i) a Landlord's Agreement has been duly executed and delivered; or (ii) the Bank is satisfied, in its sole discretion, based on the terms of store leases or otherwise, that the subject landlord will not have a Lien on the Collateral superior to the Lien of the Bank.

     "Indebtedness" means, as respects the Company or any of its Subsidiaries, liabilities or obligations:

          (i) for borrowed money (whether by loan or by the issuance and sale of notes, bonds or other debt securities); or

          (ii) incurred for the deferred purchase price of property or services under any contract or commitment, whether or not in writing, and not subject to cancellation without penalty or other expense (except for trade indebtedness incurred in the ordinary course of business which is not connected with the borrowing of money); or

          (iii) secured by (or for which the creditor has an existing right, contingent or otherwise, to be secured by) any mortgage, pledge, security interest or other lien, charge or encumbrance upon or with respect to its property or assets (including, without limitation, Accounts), whether or not the Company or such Subsidiary has otherwise assumed or become liable for the payment of such liabilities or obligations; or

          (iv) in connection with any letter of credit or acceptance transaction; or

          (v)     all Capital Lease Obligations; or

          (vi)    all Guarantees.

     "Interest Period" means, with respect to any LIBOR Credit Advance, the period commencing on the date such LIBOR Credit Advance is made or converted from a Prime Rate Credit Advance or the last day of the next preceding Interest Period with respect to such LIBOR Credit Advance and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.13 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

     Notwithstanding the foregoing: (i) no Interest Period may end after the Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause
(i) above, no Interest Period shall have a duration of less than one month and, if the Interest Period therefor would otherwise be a shorter period, such LIBOR Credit Advance shall not be available hereunder.

     "Inventory" means "inventory" as defined in the UCC, and all goods held for sale at retail; goods of such description in transit to the Company; goods of such description returned to the Company; and all documents which represent any of the foregoing.

     "Investment" has the meaning given that term in Section 6.2(f).

     "Joint Venture" means, collectively, (a) the joint venture among Affiliates of the Company and Levi Strauss & Co., and (b) the wholly-owned subsidiary of the Company formed to hold the partnership interest in such joint venture.

     "Landlord's Agreements" means agreements with the lessors of real property to the Company and its Subsidiaries (other than the Joint Venture) regarding the rights in the Collateral and the Bank's rights to use and occupy the leased premises to dispose of the Collateral, each in form and substance reasonably satisfactory to the Bank.

     "Letters of Credit" and "L/C's" means, collectively, Commercial L/Cs and Standby L/Cs, and shall include all L/Cs heretofore issued by the Bank for the account of the Company and its Subsidiaries which are outstanding on the date hereof, as if such L/Cs were issued hereunder.

     "L/C Fees" has the meaning given that term in Section 2.17(g).

     "L/C Reimbursement Obligation" has the meaning given that term in Section 2.17(f).

     "L/S Inventory" means Inventory of the Company held for sale at retail under the trademarks of Levi Strauss & Co. or any of its Affiliates (including, without limitation, products bearing the "Levi's", "Dockers", "501", "505" and "550", "silverTab", and "560").

     "LIBOR Base Rate" means, with respect to any LIBOR Credit Advance, the rate per annum quoted to the Company by the Bank at approximately 11:00 a.m. Eastern time (or as soon thereafter as practicable) on the day two Business Days prior to the first day of the Interest Period for such Credit Advance to be the prevailing rate per annum at which Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Credit Advance to which such Interest Period relates are offered to the Bank by leading banks in the interbank eurodollar market in which the Bank normally participates.

     "LIBOR Credit Advance" means a Loan, the interest on which is determined on the basis of rates referred to in the definition of "LIBOR Base Rate" in this Section 1.1.

     "LIBOR Rate" shall mean, for any LIBOR Credit Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Credit Advance for the Interest Period for such Credit Advance divided by (ii) 1 minus the Reserve Requirement for such Credit Advance for such Interest Period.

     "Lien" means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset. The purchase and sale rights under the governing documents for the Joint Venture shall not constitute a Lien.

     "Loans" means the aggregate principal amount of all advances by way of Dollars loaned to the Company by the Bank under this Agreement.

     "Loan Documents" means this Agreement, the Note, the Security Agreement, the UCC Financing Statements, the Landlord's Agreements, and all other instruments or documents from time to time executed in connection with this Agreement, as each may be amended from time to time.

     "Long-Term Lease" means a lease of (or other agreement conveying the right to use) real property that is not cancelable on less than 90 days notice, without penalty, by the lessee.

     "Maximum Loan Exposure" means the lesser, on any day, of

               (a)  the amount determined in accordance with Section
               2.1(a)(i);

               or

               (b) the amount determined in accordance with Section 2.1(a)(ii) hereof in each instance ((a) or (b)) determined without deduction from said amount of the Outstanding Credit Advances and Outstanding L/Cs on that day.

     "Net Worth" of the Company and its consolidated Subsidiaries, means: (i) the sum (determined on a consolidated basis) of preferred stock, common stock, capital in excess of par value and retained earnings; less (ii) treasury stock; less (iii) the book value of all assets, if any, that are classified as intangibles in accordance with GAAP (without duplication of items already deducted in arriving at retained earnings), but in any event including, without limitation, good-will, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expenses, and all similar items; less (iv) the balance, if any, of the note receivable due from the Joint Venture.

     "Non-Cash Charges" means charges not involving the expenditure of cash related to Inventory and store closings taken in the second fiscal quarter of the Current Fiscal Year only, but in no event in excess of $13,900,000.00.

     "Note" has the meaning given that term in Section 2.4.

     "Obligations" means any and all liabilities, obligations and undertakings of the Company to the Bank, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, sole, joint or several, secured or unsecured, now existing or hereafter arising under this Agreement or under any other Loan Document.

     "Occupancy Costs" means common area maintenance costs, mall dues, real estate taxes, all rent (including additional rent determined by reference to the revenues of the tenant) paid by the Company and its Subsidiaries (determined on a consolidated basis) under Long Term Leases, and sales taxes on Occupancy Costs, excluding, however, utilities and telephone charges

     "Origination Fee" has the meaning set forth in Section 2.3(b) hereof.

     "Outstanding Credit Advances" means, as of any date, the unpaid aggregate principal amount of all Credit Advances on such date.

     "Outstanding L/C's" means, as of any particular date, the aggregate of all face amounts (or such lesser amounts up to which drafts may be presented, or for which any other demands for payment may be made) of all L/C's issued and outstanding for the account of the Company on such date.

     "Parent" has the meaning given that term in Section 2.16.

     "Permitted Acquisition" has the meaning given that term in Section 6.2(d).

     "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization, entity or enterprise, or a government or any agency or political subdivision thereof.

     "Plan" means any current or future employee benefit plan or other plan maintained for employees of the Company or any of its Subsidiaries and covered by Title IV of ERISA, as now or hereafter amended from time to time.

     "Post-Default Rate" means, in respect of any principal of any Loan or any other amount payable by the Company under this Agreement which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of 2% plus the interest rate that would otherwise then be applicable to Prime Rate Credit Advances.

     "Prime Rate" means the greater of (a) the annual rate of interest announced by the Bank (or its successors) from time to time at its Principal Office as its "base rate" (which may or may not be the lowest rate available from the Bank at a given time), or (b) the Federal Funds Effective Rate plus 2 of 1% per annum (rounded upward, if necessary, to the next 1/16 of 1%). Each change in the Prime Rate shall be effective for the purposes of this Agreement and the Note on and as of the date such change becomes effective.

     "Prime Rate Credit Advances" means Loans which bear interest at a rate based upon the Prime Rate.

     "Principal Office" means the office of the Bank identified in Section
9.3(b).

     "Prior Fiscal Year" means the fiscal year of the Company ended
February 1, 1997 (which fiscal year is commonly known as "fiscal year 1996").

     "Rating Service" means either or both of Moody's Investors Service, Inc. or Standard & Poor's Corporation.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulatory Change" means, with respect to the Bank, any change on or after the date of this Agreement in United States federal or Massachusetts laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of lenders including the Bank of or under any United States federal or Massachusetts laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Relevant Asset" has the meaning set forth in Section 6.2(e).

     "Reportable Event" shall have the meaning assigned to that term in Title IV of ERISA, as now or hereafter amended from time to time.

     "Reserves" means such reserves as the Bank may, from time to time, determine in the Bank's reasonable discretion as being appropriate to reflect the impediments, if any, to the Bank's ability to realize upon the Collateral or affect the market value of the L/S Inventory.

     "Reserve Requirement" means, for any Interest Period for a LIBOR Credit Advance, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBOR Credit Advances.

     "Restricted Guarantee" has the meaning given that term in Section 6.2(c).

     "Restricted Payment" means, with respect to the Company or any Subsidiary thereof, any dividend or other distribution on any shares of capital stock of the Company or such Subsidiary (except dividends payable solely in shares of capital stock or rights to acquire capital stock of the Company, and dividends payable solely to the Company or to a wholly-owned Subsidiary thereof).

     "Security Agreement" means a security agreement or other documents granting the Bank a security interest in the Collateral, in form and substance reasonably satisfactory to the Bank.

     "Standby L/C's" means letters of credit issued by the Bank pursuant to this Agreement, the drawing under which does not require the delivery of bills of lading, airway bills, or other similar types of documents of title, or which are customarily referred to as "standby letters of credit".

     "Subsidiary" means, with respect to any Person, any corporation, partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Termination Date" shall mean June 30, 1999 unless sooner accelerated pursuant to the provisions of Section 8.2 hereof.

     "Total Liabilities" means, at any time, the sum (determined on a consolidated basis) without duplication of (a) the consolidated liabilities of the Company and its Subsidiaries at such time, determined in accordance with GAAP and (b) all Guarantees of the Company and its consolidated Subsidiaries (other than any obligations of the Company to the Joint Venture, or any real property leases heretofore assigned by the Company to the Joint Venture) at such time.

     "Type" of a Credit Advance refers to the determination whether such Credit Advance is a LIBOR Credit Advance or a Prime Rate Credit Advance.

     "UCC" means the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts.

     "UCC Financing Statements" means financing statements in compliance with the UCC (or the laws of any other jurisdiction where filed) describing the Collateral and to be filed to perfect the Bank's interest in the Collateral, in form and substance reasonably satisfactory to the Bank.

     1.2  Interpretation.

          (a) Words of the masculine gender include correlative words of the feminine and neuter genders.

          (b) Unless the context shall otherwise indicate, words importing the singular include the plural and vice versa.

          (c) Articles and Sections referred to by number mean the corresponding Articles and Sections of this Agreement. References to Schedules and Exhibits are to the Schedules and Exhibits hereto.

          (d) The terms "hereby", "hereof", "hereto", "herein", "hereunder" and any similar terms as used in this Agreement, refer to this Agreement as a whole unless otherwise expressly stated.

          (e) The table of contents and the headings of Articles and Sections are for convenience of reference only and do not limit, define or otherwise affect the scope or content of any provision hereof.

     1.3  Accounting Terms and Determinations.

     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in this Agreement, the Company may by notice to the Bank, or the Bank may by notice to the Company, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Company, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 6.4 after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs.

                                   ARTICLE 2
                                CREDIT ADVANCES

     2.1 The Credit Advances. (a) The Bank agrees, subject to the terms of this Agreement, to extend the following credit (hereinafter together referred to as the "Credit Advances"), from time to time to and including the Cut-Off Date, in the respective aggregate amounts at any one time outstanding not to exceed the lesser of (i) or (ii), below, where:

          (i)  Is the result of:

                    (A)  The Commitment.

                    Minus

                    (B)  The then Outstanding Credit Advances.

                    Minus

                    (C) The then aggregate of such Reserves as may have been established by the Bank as provided herein.

                    Minus

                    (D)  The then Outstanding L/Cs.

          (ii) Is the result of:

                    (A)  the Borrowing Base.

                    Minus

                    (B)  The then Outstanding Credit Advances.

                    Minus

                    (C)  The then Outstanding L/Cs.

provided that: the Outstanding Credit Advances (excluding Outstanding L/C's) shall be paid in full, and there shall be no Outstanding Credit Advances (excluding Outstanding L/C's), for a period of at least thirty (30) consecutive days during the fourth quarter of the Company's fiscal year ending January 30, 1999.

     (b) The Bank has no obligation to make any Credit Advance such that after making such Credit Advance, the sum of the Outstanding Credit Advances and the Outstanding L/Cs exceeds Maximum Loan Exposure. The making of Credit Advances in excess of Maximum Loan Exposure is for the benefit of the Company and does not affect the obligations of the Company hereunder; such Credit Advances constitute Obligations. The making of any such Credit Advances on any one occasion such that Maximum Loan Exposure is exceeded shall not obligate any Bank to make any such Credit Advances on any other occasion nor to permit such Credit Advances to remain outstanding.

     (c) Upon the occurrence of any Default, the Bank may suspend its obligation to make Credit Advances or to issue L/Cs hereunder.

     2.2  Reductions of Commitments.

          (a) Optional Reductions. The Company shall have the right to terminate in full or reduce in part the unused portions of the Commitment at any time or from time to time, upon prior notice to the Bank as provided in
Section 2.13. Each partial reduction of the Commitment shall be in an aggregate amount at least equal to $1,000,000.

          (b) No Reinstatement. The Commitment, once terminated or reduced, may not be reinstated.

     2.3  Fees.

          (a) Commencing on the date of this Agreement, the Company shall pay to the Bank a facility fee equal to three-tenths of one percent (0.30% or 30 basis points) per annum of the daily average of the aggregate amount of the Commitment then in effect, payable in quarterly installments, in arrears, on the first day of each October, January, April and July, to and including the earlier of the date the Commitment is terminated or the Termination Date.

          (b) The Company shall pay to the Bank an origination fee for providing the Commitment in the amount of $62,500.00 (the "Origination Fee"), due and payable on the date of this Agreement by each of the parties hereto. The Origination Fee shall be deemed earned upon the execution and delivery of this Agreement, and no portion thereof shall be subject to refund, reduction or proration.

     2.4 Note. The Credit Advances made by the Bank shall be evidenced by a single revolving credit note of the Company (the "Note") in substantially the form of Exhibit A hereto (and otherwise duly completed) payable to the order of the Bank in a principal amount equal to the Commitment. All Credit Advances, repayments thereof, the Type of and Interest Period (if any) for each Credit Advance, and payments of interest shall be recorded by the Bank in its books and records kept by it in the normal course of its banking business, and such books and records shall be conclusive as to the matters stated therein in the absence of manifest error. Prior to any transfer of the Note by the Bank in accordance with the terms of this Agreement, no notation need be made thereon by the Bank as to any Credit Advance, repayments thereof, the Type of and Interest Period (if any) for such Credit Advance and payments of interest. At the time of transfer of the Note, the Bank shall endorse thereon the unpaid principal amount of each Credit Advance, the date each such Credit Advance was made, the Type of and Interest Period (if any) for such Credit Advance and the date to which interest thereon has been paid in full. The Bank is authorized to so endorse the Note and to attach to, and make a part of, such Note a continuation of the schedule to the Note as and when required.

     2.5 Use of Proceeds. The Letters of Credit (and the proceeds of any and all draws or other payments thereunder) and the proceeds of the Loans shall be used by the Company and its Subsidiaries to refinance existing Indebtedness of the Company due to the Bank and State Street Bank and Trust Company and for their general corporate purposes.

     2.6  Borrowings.
          (a) Except as provided in Section 2.6(b) below, the Company shall give the Bank notice of each Loan borrowing to be made hereunder, except for Loans made to pay L/C Reimbursement Obligations in accordance with
     Section 2.17, by a written or telephonic request from an Authorized
     Person (a "Credit Request") to the Bank in accordance with Section 2.13 hereof. Each Credit Request made by telephone shall be confirmed by an Authorized Person (who need not be the same Authorized Person who made the related telephonic request) in writing and sent on the day that such Credit Request was made by telephone. Each Credit Request made in writing and each confirmation of a Credit Request made by telephone shall be in the form of Exhibit B. Not later than 4:00 p.m. Boston time on the date specified for each such Credit Request hereunder, the Bank shall make available the amount of the Loan to be made by it on such date by delivering or crediting the amount thereof in immediately available funds to the Company's account with the Bank designated in Section 7.3(a)(ii).

          (b) Notwithstanding the provisions of Section 2.6(a), above, until the occurrence, and during the continuance, of an Event of Default, the Company may request (or shall be deemed to have requested upon the presentation of drafts) loans through, and in accordance with the procedures of, the "Client Network System" (so-called) established by the Bank from time to time.

     2.7 Prepayments and Conversions. (a) The Company shall pay the Bank, upon demand, that amount from time to time which is necessary so that the Outstanding Credit Advances do not exceed the Maximum Loan Exposure and, if as a result thereof, any LIBOR Credit Advances are prepaid on other than the last day of an Interest Period therefor, the Company shall pay the Bank the amount payable to the Bank under Section 2.15 hereof in respect of such prepayment.

     (b) The Company shall prepay the Loans, daily, in accordance with the provisions of Section 7.5 hereof, all such prepayments to be first applied to Prime Rate Credit Advances; provided that until the occurrence, and during the continuance, of an Event of Default, the Bank shall not prepay any LIBOR Credit Advances prior to the expiration of the applicable Interest Period therefor. If as a result of any such prepayment, after the occurrence, and during the continuance, of an Event of Default, any LIBOR Credit Advances are prepaid on other than the last day of an Interest Period therefor, the Company shall pay the Bank the amount payable to the Bank under Section 2.15 hereof in respect of such prepayment. Loans prepaid pursuant to this Section 2.7(b) may be reborrowed in accordance with the terms and conditions of this Agreement.

     (c) The Company may prepay Loans and/or convert Loans of one Type into Loans of the other Type, at any time or from time to time, provided that (i) the Company shall give the Bank notice of each such prepayment or conversion as provided in Section 2.13, and (ii) if any LIBOR Credit Advances are prepaid or converted on other than the last day of an Interest Period therefor, the Company shall have paid the Bank the amount payable to the Bank under Section
2.15 hereof in respect of such prepayment.  Loans prepaid pursuant to this
Section 2.7(c) may be reborrowed in accordance with the terms and conditions of this Agreement.

     2.8 Repayment of Credit Advances. The Loans shall mature on, and the Outstanding Credit Advances shall be repaid in full on, the Termination Date. In addition, if not sooner terminated, the Commitment shall terminate on the Termination Date.

     2.9 Interest. The Company will pay to the Bank interest on the unpaid principal amount, if any, of each Loan at a rate per annum, initially, (a) if a LIBOR Credit Advance, at the rate equal to the LIBOR Rate plus 2.75 percent per annum and (b) if a Prime Rate Credit Advance, the Prime Rate per annum. Commencing on the 51st day after the end of the Company's fiscal quarter ending January 31, 1998 and thereafter, the Company will pay to the Bank interest on the unpaid principal amount, if any, of each Loan at a rate per annum equal to: (a) if a LIBOR Credit Advance, the LIBOR Rate plus the LIBOR Credit Advance Applicable Margin determined by reference to the table which appears below (in each case, such Margin to be determined on the 51st day after the end of each fiscal quarter of the Company (based upon the calculation of the Cash Flow Ratio at the dates required by Section 6.3(b)) and to be effective from that date until the 50th day after the end of the next succeeding fiscal quarter, provided that interest on LIBOR Credit Advances will only change, if at all, at the end of the respective Interest Periods applicable thereto), and (b) if a Prime Rate Credit Advance, the Prime Rate.

                                                  LIBOR Credit
                    Cash Flow Ratio            Advance Applicable
               (as defined in Section 6.3(b))        Margin
               ------------------------------   -------------------


               Less than 0.75-to-1.00,               2.75%
               inclusive


               Greater than 0.75-to-                 2.50%
               1.00 up to 1.00-to-
               1.00, inclusive


               Greater than 1.00-to-                 2.25%
               1.00 up to 1.25-to-
               1.00, inclusive


               Greater than 1.25-to-                 2.00%
               1.00


     Notwithstanding any of the foregoing, after the occurrence of an Event of Default, at the Bank's option, the Company will pay to the Bank interest at the Post-Default Rate on all Obligations (but, as to the portion of the Obligations consisting of interest, only to the extent legally enforceable), until all such Obligations are paid in full. Accrued interest on each Loan shall be payable (i) if such Loan is a Prime Rate Credit Advance, on the first day of each calendar month during the term hereof, (ii) if such Loan is a LIBOR Credit Advance, on the last day of the Interest Period for such Loan (and, if such Interest Period exceeds three months' duration, quarterly, on the last day of each three-month period during such Interest Period), and
(iii) in any event, upon the payment, prepayment or conversion thereof, but only on the principal so paid or prepaid or converted; provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Bank.

     2.10 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company hereunder and under the Note shall be made in Dollars and in immediately available funds to the Bank at the Principal Office, not later than 12:00 noon Eastern time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Bank may (but shall not be obligated to) debit the amount of such payment which is not made by such time to any ordinary deposit account of the Company with the Bank. The Bank will give the Company telephonic or written notice of any amount to be charged prior to charging such deposit account; however, the failure of the Bank so to charge such account or to so notify the Company shall not affect the obligation of the Company to pay interest, principal or other sums as provided herein or in the Note. The Company shall, at the time of making each payment hereunder or under the Note, specify to the Bank the Credit Advances or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion, but subject to the other terms and conditions of this Agreement). If the due date of any payment hereunder or under the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

     2.11 Computations. Interest and fees hereunder and under the Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     2.12 Minimum and Maximum Amounts; Types. Each borrowing and conversion of principal of Loans shall be in an aggregate principal amount equal to (a) in the case of LIBOR Credit Advances, $500,000 or a larger multiple thereof and (b) in the case of Prime Rate Credit Advances made through the Client Network System described in Section 2.6(b) hereof, $100,000 or a larger multiple thereof (borrowings or conversions of Loans of different Types or, in the case of LIBOR Credit Advances, having different Interest Periods, outstanding at the same time hereunder to be deemed separate borrowings and conversions for purposes of the foregoing); provided that (i) any Loans may be in the aggregate amount of the unused portion of the Commitment and (ii) any payment or prepayment in full of the Loans may be in the aggregate outstanding principal amount thereof. Notwithstanding anything to the contrary contained in this Agreement, there shall not be, at any one time, more than seven Interest Periods in effect with respect to the LIBOR Credit Advances.

     2.13 Certain Notices. Notices to the Bank of terminations or reductions of the Commitment, of borrowings, conversions and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received in writing by the Bank not later than the applicable Eastern time deadline on the number of Business Days prior to the date that is the date of the relevant termination, reduction, borrowing, conversion and/or prepayment specified below:

                                                 Number of
                              Eastern Time      Business Days
Notice                        Deadline            Prior
------                        ------------      -------------

Termination or reduction of      2:00 p.m.             2
the Commitment


Borrowing or prepayment of       2:00 p.m.             0
Prime Rate Credit Advances                        (same day)


Borrowing or prepayment of,      11:00 a.m.            2
conversion of or into, or
duration of Interest Period
for, LIBOR Credit Advances

Each such notice of termination or reduction shall specify the amount of the Commitment to be terminated or reduced. Each such notice of borrowing, conversion or prepayment shall specify the amount and Type of the Credit Advances to be borrowed, converted or prepaid, the date of borrowing, conversion or prepayment (which shall be a Business Day) and, in the case of LIBOR Credit Advances, the duration of the Interest Period therefor (subject to the definition of Interest Period). Each such notice of duration of an Interest Period shall specify the LIBOR Credit Advances to which such Interest Period is to relate. In the event that the Company fails to select the duration of any Interest Period for any LIBOR Credit Advances within the time period and otherwise as provided in this Section 2.13, such Credit Advances
(if outstanding as LIBOR Credit Advances) will be automatically converted into Prime Rate Credit Advances on the last day of the then current Interest Period for such Credit Advances or (if outstanding as Prime Rate Credit Advances) will remain as, or (if not then outstanding) will be made as, Prime Rate Credit Advances.

     2.14 Additional Costs.

          (a) Subject to paragraph (b) of this Section 2.14, the Company shall pay to the Bank, upon demand by the Bank from time to time such amounts as the Bank may reasonably determine to be necessary to compensate it for any costs incurred by the Bank that the Bank determines are attributable to its making or maintaining of any LIBOR Credit Advances hereunder or its obligation to make any of such LIBOR Credit Advances hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any of such LIBOR Credit Advances or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

               (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Note in respect of any of such LIBOR Credit Advances (other than changes which affect taxes measured by or imposed on the overall net income of the Bank or its lending office for any of such LIBOR Credit Advances by the jurisdiction in which the Bank has its Principal Office or such lending office); or

               (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Credit Advances or any deposits referred to in the definition of "LIBOR Base Rate" in Section 1.1 hereof), other than any such reserve or other requirement with respect to LIBOR Credit Advances that are reflected in the definition of "LIBOR Rate" in Section 1.1 hereof; or

               (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

          (b) Notwithstanding paragraph (a) above, the Company shall be liable for the payment of Additional Costs of the Bank only to the extent that such Additional Costs accrue following the commencement of the first Interest Period which commences following the date that the Bank notifies the Company of an event entitling the Bank to compensation under paragraph (a) above.


          (c) When making a claim for Additional Costs, the Bank shall furnish to the Company a certificate setting forth in reasonable detail the basis and and amount of each request by the Bank for such compensation. Determinations and allocations by the Bank for purposes of this Section of the effect of any Regulatory Change on its costs of maintaining LIBOR Credit Advances or on amounts receivable by it in respect of LIBOR Credit Advances, and of the Additional Amounts required to compensate the Bank under this Section 2.14, shall be conclusive absent manifest error,provided that such determinations and allocations are made on a reasonable basis.

     2.15 Compensation. The Company shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense incurred by it as a result of:

          (a) any payment, prepayment or conversion of a LIBOR Credit Advance made by the Bank on a date other than the last day of an Interest Period for such Credit Advance; and

          (b) any failure by the Company to borrow a LIBOR Credit Advance to be made by the Bank on the date for such borrowing specified in the relevant notice of borrowing under Section 2.13 hereof;

but excluding, in any event, loss of margin for the period after any such payment, prepayment or conversion or failure to borrow; provided that the Bank shall have delivered to the Company a certificate as to the amount of such loss and expense along with the basis for calculation thereof.

     2.16 Capital Adequacy. If the Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank or any Person controlling the Bank (a "Parent") in respect of LIBOR Credit Advances to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. A statement of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be conclusive absent manifest error; provided that the determination thereof is made on a reasonable basis.

     2.17 Letters of Credit.

          (a) (i) Subject to the terms and conditions of this Agreement, the Bank agrees to issue for the account of the Company:

                    (A) Commercial L/C's for the purpose of supporting inventory purchases by the Company; and

                    (B) Standby L/C's for the Company's general corporate purposes.

          (b) The Bank's agreement hereunder to issue L/Cs is subject to the following:

               (i) The Outstanding L/Cs, after giving effect to the issuance of the requested L/C, shall not exceed $2,000,000.00;

               (ii) With respect to a Commercial L/C, the expiry of such L/C is not later than the earlier of the Termination Date or one hundred twenty (120) days from the date of issuance;

               (iii) With respect to a Standby L/C, the expiry of such L/C is not later than the Termination Date;

               (iv) The aggregate of the then Outstanding L/Cs (after giving effect to the issuance of the requested L/C) and the Outstanding Credit Advances will not exceed Maximum Loan Exposure.

          (c) In connection with the issuance of any L/C, the Company shall provide all reasonable, customary and necessary instructions, documents and information necessary for the proper preparation of the L/C; (ii) the Bank shall approve the form of the L/C (which approval shall be based on usual and customary commercial and administrative standards and shall not be unreasonably withheld or delayed); (iii) the Company shall pay the applicable fees as hereinafter provided for the issuance of the L/C; and (iv) the conditions set forth in Section 4.2 below shall have been satisfied as of the date of the issuance of the L/C.

          (d) The Company's obligations under this Section 2.17 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any conditions precedent whatsoever or any setoff, counterclaim or defense to payment which the Company may have or have had against the Bank or any beneficiary of a Letter of Credit. The Company further agrees that the Bank shall not be responsible for, and the Company's L/C Reimbursement Obligations (as defined below) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Company, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Company, against the beneficiary of any Letter of Credit or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Company agrees that any action taken or omitted by the Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without manifest error, willful misconduct or gross negligence on the part of the Bank shall be binding upon the Company and shall not result in any liability on the part of the Bank to the Company; provided, however, in no event shall the Bank be liable for any consequential, special or punitive damages.

          (e) To the extent not inconsistent with Section 2.17(c), the Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts selected by the Bank.

          (f) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Bank promptly shall notify the Company of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The Company agrees to pay to the Bank, ON DEMAND, the amount required to pay each draft or other applicable demand for payment pursuant to any L/C in immediately available Dollars (the "L/C Reimbursement Obligation"). If a draft or other demand for payment is payable in foreign currency, the Company's payment shall be made in Dollars at the Bank's selling rate for telecommunication transfers of such foreign currency at the place of payment in effect on the date of payment by the Company or the date of the Bank's settlement of the obligation, whichever the Bank may require. If there is no selling rate in effect for making such transfers on the date of payment or settlement, as the case may be, the Company shall pay to the Bank, ON DEMAND, an amount in Dollars equal to the Bank's actual and direct costs of settlement of its obligations. The Company agrees to comply with all applicable government regulations concerning foreign currency exchange that apply to the L/C's and any drafts or other payments thereunder. Any L/C Reimbursement Obligation not paid in advance or on the same Business Day as the payment related thereto by the Bank: (i) shall be paid, at the Bank's option, by the making of a Loan without further notice to or instruction from the Company, as a Prime Rate Credit Advance; or (ii) to the extent that the same is not paid by the making of a Loan pursuant to Clause (i) above, shall be immediately due and payable without further notice or demand, and, until paid in full, shall accrue interest from the date arising until paid in full at the Post-Default Rate.

          (g) With respect to each L/C, the Company shall pay the applicable fees indicated on the Letter of Credit Fee Table annexed hereto as Schedule 2.17(g) (together the "L/C Fees"). All L/C fees with respect to a particular L/C shall be paid to the Bank by the Company, which shall discharge the Company's obligation to the full extent of each such payment.

          (h) The Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of manifest error, gross negligence or willful misconduct, shall not create for the Bank any resulting liability to the Company or any of its Subsidiaries and in no event shall the Bank be liable for any consequential, special or punitive damages.


                                   ARTICLE 3
                              COLLATERAL SECURITY

     3.1 Security. Subject to the provisions of Section 3.2 hereof, the Obligations shall be secured by a perfected first priority security interest in the Collateral.

     3.2 Release of Collateral. The Bank shall release and terminate its security interest in the Collateral at such time as the Company and its Subsidiaries have achieved a Cash Flow Ratio (calculated on a rolling four quarters basis) of at least 1.25:1.00 for three consecutive fiscal quarters of the Company and its Subsidiaries; provided that for purposes of calculating Cash Flow (which is a component of the Cash Flow Ratio) under this Section 3.2, Non-Cash Charges shall be added back only through the fiscal quarter ending April 30, 1998 and not thereafter; and further provided that if a Default exists at the time that Bank would otherwise be obligated to release and terminate its security interest, the Bank may retain its interest in the Collateral and shall not be obligated to so release and terminate its security interest. Any release and termination of the Bank's security interest shall be without prejudice to the Bank's rights, as an unsecured creditor, to seek to reach and realize upon the Collateral or any other assets of the Company to satisfy the Obligations upon the occurrence of an Event of Default.

                                   ARTICLE 4
                         CONDITIONS OF CREDIT ADVANCES

     4.1 Closing Requirements. The obligation of the Bank to make its initial Credit Advance hereunder is subject to the fulfillment of each of the following conditions precedent to the satisfaction of the Bank:

          (a) Corporate Action. The Bank shall have received certified copies of the corporate charter and by-laws of the Company and all corporate action taken by the Company authorizing the execution, delivery and performance of this Agreement and the other Loan Documents (including, without limitation, a certificate of the Company setting forth the resolutions of its Board of Directors authorizing the transactions contemplated hereby).

          (b) Incumbency. The Company shall have delivered to the Bank a certificate in respect of the name and signature of each of the officers
     (i) who is authorized to sign on its behalf this Agreement and the other Loan Documents and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents. The Bank may conclusively rely on such certificates until it receives notice in writing from the Company to the contrary.

          (c) Note. The Bank shall have received the Note, duly completed and executed.

          (d)  Fees.  The Bank shall have received the Origination Fee.

          (e) Amendment to Leases. The Company shall have entered into an amendment of its Master Lease Agreement with Winthrop Resources Corporation and shall have secured its obligations thereunder, in a manner in all respects satisfactory to the Bank.

          (f) Opinion of Counsel to the Company. The Bank shall have received an opinion of Foley, Hoag & Eliot LLP, counsel to the Company, addressed to the Bank, covering such matters related to this Agreement and the Note as the Bank may reasonably request.

          (g) Counterparts. The Bank shall have received duly executed counterparts of this Agreement, executed by the Company and the Bank.

          (h) Security. The Bank shall have received the Security Agreement and the UCC Financing Statements duly completed and executed, and the UCC Financing Statements shall have been filed in the appropriate filing offices.

          (i) Minimum Availability. The Company shall be able to borrow pursuant to Section 2.1(a) hereof an amount sufficient to satisfy the obligations due to the Bank and State Street Bank and Trust Company under the Existing Loan.

          (j) Additional Documents. The Company and its Subsidiaries shall have executed and delivered such additional documents as the Bank and its counsel may reasonably require.

     4.2 Conditions Precedent to Credit Advances. The obligation of the Bank to make any Credit Advance (including the initial Credit Advance) is subject to the conditions precedent that on the date of such Credit Advance (and giving effect thereto):

          (a) The representations and warranties made in this Agreement shall continue to be correct in all material respects as of such date as if made on and as of such date except (i) as otherwise permitted or contemplated in this Agreement or (ii) as to which the Bank has received written notice and as to which the Bank has given its written consent; and

          (b)  No Default shall have occurred and be continuing.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Bank to execute this Agreement and to agree to make the Credit Advances, the Company hereby represents and warrants to the Bank as follows:

     5.1  Corporate Existence.  The Company and each of its corporate
Subsidiaries:

          (i) is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the failure to qualify would have a materially adverse effect upon the financial condition, business or properties of the Company and its Subsidiaries taken as a whole; and

          (ii) has all requisite corporate power and authority to conduct its business and to own its property, as now conducted or owned or as proposed to be conducted or owned.

     5.2 Performance of Loan Documents. The execution, delivery and performance by the Company of the Loan Documents are within its corporate powers, have been duly authorized by all necessary corporate and other action and do not and will not:

          (i) violate any provision of its certificate of incorporation or by-laws, as amended to date;

          (ii) constitute or result in the Company or any of its Subsidiaries being in breach of or default under or conflict with any material statute or other law, or any material order, regulation or ruling of any court or other tribunal or of any governmental or administrative authority or agency of which the Company has knowledge, or any material provision of any material indenture, agreement, lease, instrument or other undertaking to which the Company or any of its Subsidiaries is a party or by which it or its property or assets may be bound or affected; or

          (iii) result in the imposition of any Liens on any property or assets of the Company or any of its Subsidiaries other than in favor of the Bank.

     5.3  Governmental Approval.

          (a) The Company and each of its Subsidiaries possesses all consents, licenses, franchises and permits of governmental and administrative authorities and agencies as are necessary for the conduct of their respective businesses and the ownership of their respective properties and assets, as now conducted and owned or as proposed to be conducted and owned, except where the absence of same will have no material adverse effect on the ability of the Company to perform its obligations under any Loan Document.

          (b) No authorization, consent, exemption of or filing or registration with any court or other tribunal or any governmental or administrative authority or agency is or will be necessary to the valid execution, delivery or performance, in any material way, by the Company of any Loan Document.

     5.4 Binding Obligations. Each of the Loan Documents constitutes, and when duly executed and delivered for value, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, injunctive relief or other equitable remedies, to the discretion of the court before which any proceeding therefor may be brought.

     5.5  Capital Stock; Subsidiaries.

          (a) All outstanding capital stock of the Company and each of its corporate Subsidiaries has been validly issued and is fully paid and non-assessable. As of the date of this Agreement, the Company does not have any Subsidiaries other than as indicated on Schedule 5.5 hereto. The Company owns, free and clear of all Liens, all of the outstanding shares of each corporate Subsidiary.

          (b) None of Company's subsidiaries (other than the Joint Venture) owns or has any interest in any assets (i) which, if owned by the Company, would constitute Collateral (other than Deposit Accounts maintained at the Bank with de minimis balances) or (ii) which are necessary or useful to the Bank in connection with its realization upon any Collateral.

     5.6  Financial Statements.

          (a) The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the Prior Fiscal Year, and the related audited statements of consolidated income and retained earnings and consolidated changes in cash flows, for the Prior Fiscal Year then ended, reported on by Coopers & Lybrand, independent accountants (correct and complete copies of which have been furnished to the Banks), fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date and the results of consolidated operations for the Prior Fiscal Year, all in accordance with GAAP.

          (b) The unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as of November 1, 1997 and the related unaudited statements of consolidated income and consolidated changes in cash flows, for the nine month period then ended (correct and complete copies of which have been furnished to the Banks), fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as of such date and the results of consolidated operations for the nine month period ended on such date, all in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

          (c) Except as described in Schedule 5.6(c), since November 1, 1997, there has been:

               (i) no change in the consolidated assets or liabilities of the Company and its consolidated Subsidiaries, other than changes in the ordinary course of business, none of which has been, either singly or in the aggregate, materially adverse;

               (ii) no materially adverse depletion of cash (other than through the payment of long-term debt of the Company prior to the date hereof) or material decrease of working capital other than such as result from seasonal variations or other changes in the ordinary course of business;

               (iii) no material damage, destruction or loss (whether or not covered by insurance) adversely affecting a material portion of its property, assets or business;

               (iv) no material controversy with its employees or with any labor organization; or

               (v) no other occurrence or development whatsoever materially affecting adversely its business, operations or condition, financial or otherwise, or a material portion of its property or assets, other than seasonal variations in the ordinary course of business.

     5.7 Litigation. Except as described in Schedule 5.7, to the knowledge of any executive officer (as defined in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended) of the Company, there are no actions, suits, investigations or proceedings pending or, to the knowledge of any officer or inside director of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of the respective property or assets of any of them, by or before any court or other tribunal or any governmental or administrative authority or agency, which, if determined adversely to the Company or its Subsidiaries would, singly or in the aggregate, have a material adverse effect on the condition, financial or otherwise, of the Company or its Subsidiaries, considered as a whole or which calls into question the validity of any Loan Document.

     5.8 Regulations U and X. None of the Company or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Credit Advance hereunder will be used to purchase or carry any such margin stock.

     5.9 Encumbrances. The Company and each of its Subsidiaries has good and clear record and marketable title to all of its respective property and assets, and there are no Liens on any of such property or assets, except those permitted in Section 6.2(a).

     5.10 Defaults. Neither the Company nor any of its Subsidiaries is, to the knowledge of the Company, in violation of or default under any statute or other law or under any order, regulation or ruling of any court or other tribunal or any governmental or administrative authority or agency, or in any material respect under any indenture, agreement, lease, instrument or other undertaking to which the Company or such Subsidiary is a party or by which it or its respective property or assets may be bound or affected, which violation or default would have a material adverse effect on the business of the Company and such Subsidiary, considered as a whole.

     5.11 Taxes. Except as described in Schedule 5.11, the Company and each of its Subsidiaries has filed all material tax returns and reports (federal, state and local) required to be filed by it, and paid all material taxes, assessments and other governmental charges imposed upon it and its respective property and assets, other than (i) such as are presently payable without interest or penalty, (ii) such as are being contested in good faith by appropriate proceedings, and for which adequate reserves are being maintained in accordance with GAAP, or (iii) with respect to local taxes, such local taxes payable by the Company which (A) the chief financial officer of the Company has no knowledge of the Company's obligation to pay and (B) the failure to pay does not have a material adverse effect on the business, property, assets, or condition, financial or otherwise, of the Company and its Subsidiaries. Except as described on Schedule 5.11, the federal income tax returns of the Company and its Subsidiaries have not been audited by the Internal Revenue Service within the last three years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

     5.12 Information. The certificates, reports and other papers furnished by or on behalf of the Company to the Bank in connection with this Agreement and the Existing Loan, taken as a whole, do not contain any material misstatement of fact or fail to state a material fact necessary to make the statements contained therein not misleading.

     5.13 Employee Benefit Plans. Except as described on Schedule 5.13, neither the Company nor any Subsidiary has any Plan or is a sponsor of any multi-employer Plan; and no Reportable Event, which is now continuing, has occurred with respect to any Plan.

     5.14 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

     5.15 Restrictions on Sale of Collateral. The Company is not party to any agreement or understanding which limits, impairs, or otherwise restricts the ability of the Bank to freely sell and dispose of any of the Collateral (including, without limitation, any repurchase agreements, rights of first refusal or other agreements which limit or condition the time, manner, place or price for the sale or disposition of the Collateral), other than certain Trademark License Agreements with Levi Strauss & Co. dated November 1, 1991 and November 15, 1996.

     5.16 Store Closures. The Company intends to close, or is in the process of closing, those retail store locations described on Schedule 6.1(j).


                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

     6.1 Affirmative Covenants. So long as any Credit Advance or any other Obligation shall remain unpaid, or the Commitment is outstanding, the Company will, unless the Bank shall otherwise consent in writing:

          (a) Taxes - Accrue, and cause each of its Subsidiaries to accrue, all tax liabilities according to GAAP, and pay and discharge and cause each of its Subsidiaries to pay and discharge, all taxes, assessments and other governmental charges imposed upon the Company and each Subsidiary and its respective property and assets, prior to the date on which interest, penalties or liens accrue or attach in a material amount, and all other known material liabilities and obligations, when due (including, without limitation, all Obligations), provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, governmental charge or other liability (other than Obligations) which is being contested in good faith by appropriate proceedings, so long as adequate reserves therefor are maintained, and provided further that payments to trade creditors shall be deemed paid when due if made within such period of time as payments are made to trade creditors in the customary course of business of the Company and its Subsidiaries unless the failure to make such payments to trade creditors within such period of time would have a material adverse effect on the business of the Company and its Subsidiaries, considered as a whole.

          (b) Insurance - Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible insurance companies, in such amounts and against such risks and to such extent as is usually carried by companies engaged in a similar business and owning similar property in the same general areas in which the Company and each of its Subsidiaries conducts its respective business or owns its respective property and under similar circumstances; and furnish to the Bank appropriate evidence of the maintenance of such insurance at such times as the Bank may reasonably request.

          (c) Corporate Existence - Maintain, and, unless done in a transaction permitted by Section 6.2(d), cause each of its Subsidiaries to maintain, its good standing in the state of its incorporation or formation, as the case may be, and qualify and remain qualified and in good standing in each other jurisdiction where the failure to qualify in such other jurisdiction would have a material adverse effect upon the financial condition, business or properties of the Company and its Subsidiaries taken as a whole; provided however, the Company may, with the prior written consent of the Bank (which consent shall not be unreasonably withheld or delayed), dissolve a Subsidiary if such Subsidiary is no longer actively conducting its business; and maintain in good standing all material consents, licenses, franchises and permits of public and private authorities as are necessary for the conduct of its respective business and the ownership of its respective property and assets.

          (d) Compliance with Law - Comply, and cause each of its Subsidiaries to comply, with the requirements of all statutes and other laws and all rules, regulations and orders of any court or other tribunal or governmental or administrative authority or agency applicable to the Company or any of its Subsidiaries, or their respective businesses, properties or assets, the failure to comply with which would have a material adverse effect on the business of the Company and its Subsidiaries, considered as a whole.

          (e) Maintenance of Property - Maintain, and cause each of its Subsidiaries to maintain, all property, which is necessary in the proper conduct of its respective business, in good working order and condition for such use, and make all necessary repairs thereto and replacements thereof, reasonable wear and tear excepted.

          (f) Maintenance of Books and Records - Maintain, and cause each of its Subsidiaries to maintain, proper and accurate corporate, financial and other records and books of account.

          (g) Inspection - Upon reasonable notice and at all reasonable times during normal business hours, permit, and cause each of its Subsidiaries (other than the Joint Venture) to permit, the Bank, and Bank's accountants, auditors, attorneys and other representatives of the Bank, to examine and make copies of and abstracts from its respective books of account, correspondence (other than correspondence with its respective attorneys that is subject to the attorney-client privilege or that is not permitted to be disclosed pursuant to a confidentiality agreement between the Company and/or any Subsidiary, on the one hand, and any other Person that is not an Affiliate of the Company, on the other) and other records, to examine its property and to discuss its respective financial and other affairs with any of its respective officers, and any accountants or auditors hired by it, it being understood that the Bank will not divulge information obtained from such examination or received from the Company or any of its Subsidiaries to other persons, except in connection with the proper administration of the Loan Documents and the regulation and examination of the Bank's banking business by state and federal authorities.

          (h) Further Assurances - From time to time, execute and deliver all such instruments and documents, and do or cause to be done all such acts and things, as the Banks may reasonably request, more completely to assure to the Bank its rights hereunder and to effectuate the intent of this Agreement.

          (i) Bank as Principal Depository - Maintain the Bank as its principal depository, bank of account and lending bank.

          (j) Landlord's Agreements - Use its best efforts to cause to be executed and delivered to the Bank, Landlord's Agreements for each of the Company's real property leases and warehousing arrangements (other than the Joint Venture, those locations described in Schedule 6.1(j) hereto, and locations presently doing business under the "Boston Traders" name), in each case in form and substance satisfactory to the Bank:

               (i) with respect to those locations and warehouses described on Schedule 6.1(j)(i), on or before December 19, 1997; and

               (ii) with respect to those locations described on Schedule 6.1(j)(ii), on or before January 31, 1998 provided, however, that nothing contained herein shall obligate the Company to pay such landlords any amounts in addition to the payments reserved in the leases with such landlords and reasonable attorneys' fees incurred by the landlords in reviewing the Landlord's Agreements in order to obtain such Landlord's Agreements.

     6.2 Negative Covenants. So long as any Credit Advance or any other Obligation remains unpaid, or the Commitment remains outstanding, the Company will not, and will not permit any Subsidiary (other than the Joint Venture) to, unless the Bank shall otherwise consent in writing:

          (a) Liens - Create, incur, assume or suffer to exist, any Lien on or with respect to any of its respective property or assets, whether now owned or hereafter acquired, or income or profits therefrom, except the following:

               (i) Liens for taxes, assessments or other governmental charges which are being contested in good faith by appropriate proceedings, and for which adequate reserves are being maintained, as to which no Lien having priority over the Bank's Lien shall have arisen;

               (ii) Statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen and others arising in the ordinary course of business for sums not overdue, or which are being contested in good faith by appropriate proceedings;

               (iii) Liens incurred or deposits or pledges made in connection with worker's compensation, health or unemployment insurance, social security laws, or similar legislation or in connection with or to secure the payment or performance of bids, tenders, sale agreements, leases, trade agreements, statutory obligations or surety bonds, or other Liens incidental to the ordinary conduct of its respective business or the ownership of its respective property and assets, which are not incurred in connection with the borrowings of money; or judgment liens in proceedings which are being appealed and with respect to which there has been a stay of execution; provided that all of the foregoing do not in the aggregate materially adversely affect the value of its respective property or assets or impair the use thereof in the operation of its respective business;

               (iv) Landlord's Liens arising under real property leases, or Liens on property hereafter acquired (either in connection with purchase money mortgages, rental purchase agreements, including capital leases, or conditional sale or other title retention agreements), which are restricted to the property so acquired and do not secure Indebtedness exceeding the fair value (at the time of acquisition) thereof;

               (v)       Liens in favor of the Bank;

               (vi)      Liens described on Schedule 6.2(a);

               (vii) Easements, rights of way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; and

               (viii) License agreements pursuant to which the Company licenses any of its trademarks, trade names, service marks, trade dress, or other intellectual property.

          (b) Indebtedness - Create, incur, assume or suffer to exist any Indebtedness, except the following:

               (i) Indebtedness to the Bank, whether arising hereunder or otherwise;

               (ii) Indebtedness described on Schedule 6.2(b), and extensions or renewals thereof provided that there is no increase in the unpaid principal amount thereof; and

               (iii) Indebtedness secured by Liens as described in Section 6.2(a)(iv).

          (c) Guarantees - Create or become or remain liable with respect to any Guarantee; provided that (i) the Company may guaranty the payment of amounts due under corporate credit cards issued to the Company and any of its employees, provided such cards are only intended for use in respect of expenses incurred in the ordinary course of the Company's business;
     (ii) the Company may guaranty store leases entered into by a Subsidiary of the Company as tenant; (iii) Guarantees in favor of the Bank; (iv) the Company may enter into and remain liable under Guarantees of other obligations of its wholly-owned Subsidiaries, provided that the underlying obligation could have been incurred by the Company as primary obligor, without violation of the provisions hereof; and (v) the Company may enter into and remain liable under any Guarantee of Indebtedness and/or other liabilities of its Subsidiaries not otherwise permitted under clauses (i) through (iv) above (hereinafter a "Restricted Guarantee"), so long as, giving effect to the creation of such Restricted Guarantee, (A) the aggregate amount of all Indebtedness and liabilities guaranteed under all Restricted Guarantees entered into after the date hereof by the Company does not exceed ten percent (10%) of the consolidated total liabilities of the Company and its wholly-owned Subsidiaries at the time that any such Restricted Guarantee is created, and (B) at the time of the creation of such Restricted Guarantee (and giving effect thereto) no Default shall have occurred and be continuing.

          (d) Consolidation, Mergers or Acquisition - The Company will not, and will not permit any of its Subsidiaries (other than the Joint Venture) to, be a party to any merger or consolidation, or acquire the business of any Person except (i) the merger of any wholly-owned Subsidiary of the Company into the Company or any other wholly-owned Subsidiary of the Company; and (ii) so long as no Default shall have occurred and be continuing hereunder at the time of such acquisition or after giving effect thereto, Permitted Acquisitions (as defined below).

     For purposes of this Section 6.2(d), a "Permitted Acquisition" shall mean an acquisition complying with the following:

          (A) Such acquisition shall be of assets ancillary, incidental or necessary to the retail sale of apparel and related activities, or of 100% of the stock of a corporation whose assets consist substantially of such assets, or through the merger of such a corporation with the Company (with the Company as the surviving corporation), or with a Subsidiary of the Company, where, giving effect to such merger, such corporation becomes a wholly-owned Subsidiary of the Company; and

          (B) If such acquisition includes the acquisition of assets by, or the merger of, the Company, there shall have been no change in the identity of the chief financial officer or the chief executive officer of the Company as a consequence of such acquisition, or if there has been such a change, the Bank shall have consented in writing to such change in identity within thirty (30) days thereafter (which consent shall not be unreasonably withheld or delayed).

          (e) Sales of Assets - Sell, assign, lease to another or otherwise transfer, convey or dispose of any Relevant Assets (as hereinafter defined), the book value of which, when added to the book value of all other Relevant Assets sold, assigned, leased, transferred, conveyed or disposed of during any fiscal year of the Company equals or exceeds $500,000. The term "Relevant Asset" shall mean any asset of the Company or any Subsidiary thereof (other than the Joint Venture) other than (i) inventory, and obsolete or worn-out property and equipment, disposed of in the ordinary course of business, (ii) any assets of the Company disposed of in connection with any store closings that are charged against the reserve established for the Company's Current Fiscal Year, and (iii) the assets described on Schedule 6.2(e) hereof. Notwithstanding the foregoing provisions of this paragraph (e), (A) any Subsidiary may make any sale, assignment, lease or other transfer otherwise prohibited by this paragraph if the same is to a Person with whom such Subsidiary may merge with or into pursuant to paragraph (d) above; and (B) the Company and any Subsidiary may contribute assets to partnerships and joint ventures to the extent permitted by permitted by Section 6.2(f)(viii) or
     (ix).

          (f) Investments - Make any loan or advance to any person, or purchase or otherwise acquire, the capital stock or a substantial portion of the assets or obligations of, or any interest in, any Person (an "Investment"), except for the following:

               (i) (A) loans to officers and employees not exceeding $400,000 in the aggregate at any one time outstanding, provided that each such loan is for a term of not more than 90 days from the date on which it is made and is paid within such 90-day period; and (B) loans to the Joint Venture not exceeding $7,500,000 in the aggregate at any one time outstanding, provided that no such loans to the Joint Venture are outstanding on the last day of each fiscal year of the Company or during any so-called "clean-up period" set forth in an agreement to which the Company and the Joint Venture are parties relating to any such loans;

               (ii) advances to employees or officers, with respect to reimbursable expenses incurred in the ordinary course of business;

               (iii) acquisition of property, subject to other limitations set forth in this Agreement, to be used in the ordinary course of its respective business;

               (iv) as long as no Loans are outstanding and no Defaults then exist Eligible Investments made at or with the Bank; provided that such Eligible Investments shall be pledged to the Bank as additional collateral for the Obligations;

               (v) advances to vendors or suppliers, for the purpose of obtaining services or supplies, in the ordinary course of business;

               (vi) advances to contractors for the construction or renovation of stores, buildings or improvements for use in the business of the Company;

               (vii) Investments by the Company in its wholly-owned Subsidiaries, Investments by such Subsidiaries in the Company, and Investments by the Company in its treasury stock;

               (viii) the contribution by the Company and/or any Subsidiary to the Joint Venture of (A) "Original Levi's Stores", leases for such Stores and related assets in connection with the creation of the Joint Venture or (B) other assets from time to time thereafter; provided that, in the case of any contribution described in clause
          (B) hereof, no Default shall have occurred and be continuing at the time of such contribution (and giving effect thereto); and

               (ix) any other Investment by the Company or any Subsidiary (other than the Joint Venture); provided that, giving effect to the making of such other Investment, (A) the aggregate amount of all such other Investments made after the date hereof by the Company does not exceed ten percent (10%) of the consolidated total assets of the Company and its wholly-owned Subsidiaries at the time that such other Investment is made and (B) at the time of such other Investment (and giving effect thereto) no Default shall have occurred and be continuing.

          (g) Line of Business - Fail to continue (or, subject to Section 6.1(c) or Section 6.2(d), allow its Subsidiaries (other than the Joint Venture) to fail to continue) to carry on substantially the same business as carried on during the Prior Fiscal Year, and engage in no business other than such business and activities that are ancillary, incidental or necessary thereto; provided, that the foregoing shall not prohibit the expansion or contraction of the Company's business so long as the Company is still engaged solely in the retail sale of apparel, footwear and related accessories and other activities, ancillary, incidental or necessary thereto.

          (h) Restricted Payments - Declare or make any Restricted Payment if at the time of such declaration or payment, or after giving effect thereto, a Default or Event of Default shall have occurred and be continuing.

          (i) Agreements Regarding Sale of Collateral. Enter into any agreement or understanding which limits, impairs, or otherwise restricts the ability of the Bank to freely sell and dispose of any of the Collateral (including, without limitation, any repurchase agreements, rights of first refusal, or other agreements which limit or condition the time, manner, place or price for the sale or disposition of the Collateral).

          (j) Subsidiaries Assets. Permit any of the Company's Subsidiaries (other than the Joint Venture) to operate any retail or wholesale business or to own or have any interest in any assets (i) which, if owned by the Company, would constitute Collateral (other than Deposit Accounts maintained at the Bank with de minimis balances), or (ii) which are necessary or useful to the Bank in connection with its realization upon the Collateral.

     6.3 Financial Covenants. So long as any Credit Advance or any other Obligation remains unpaid, or a request for a borrowing hereunder remains outstanding, the Company shall not, unless the Bank shall otherwise consent in writing:

          (a) Ratio of Total Liabilities to Net Worth - Permit the ratio of Total Liabilities to Net Worth at the end of any fiscal quarter of the Company and its consolidated Subsidiaries to be more than 0.65-to-1.0.

          (b) Cash Flow Ratio - Permit the ratio ("Cash Flow Ratio"), calculated as of the end of any fiscal quarter of the Company and its consolidated Subsidiaries for the period of four fiscal quarters then ended, of (i) Cash Flow to (ii) Fixed Charges for such period to be less than 1.0-to-1.0; provided that for purposes of this Section 6.3(b), Non-Cash Charges shall not be added back in determining Cash Flow; and further provided that, the Company shall not be obligated to comply with this covenant until the fiscal quarter ending January 30, 1999.

          (c) Inventory Turnover Ratio - Permit the ratio, calculated as at the end of any fiscal quarter of the Company and its consolidated Subsidiaries, of (i) the aggregate consolidated cost of goods sold of the Company and its consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) total Inventory (on a FIFO basis) of the Company and its consolidated Subsidiaries at the end of such fiscal quarter, to be less than 1.50:1.00.

          (d) Levi's Outlet by Designs Inventory Turnover Ratio - Permit the ratio, calculated as at the end of any fiscal quarter of the Company and its consolidated Subsidiaries, of (i) the aggregate consolidated cost of goods sold of the Company and its consolidated Subsidiaries for the period of four fiscal quarters then ended to (ii) total Inventory at the Levi's Outlet by Designs stores (on a FIFO basis) of the Company and its consolidated Subsidiaries to be less than (x) 1.75:1.00 as of the end of the fiscal quarter ending January 31, 1998, and (y) 2.00:1.00 at the end of each fiscal quarter thereafter.

          (e) Minimum EBITDA - Permit EBITDA of the Company and its consolidated Subsidiaries to be less than the following amounts for the periods indicated:

          Period                                  Minimum EBITDA
          ------                                  --------------

          Fiscal Quarter Ending                   ($6,000,000.00)
          January 31, 1998

          Fiscal Quarters Ending
          April 30, 1998 and July 31, 1998        ($2,500,000.00)
          on a cumulative basis

          Fiscal Quarters Ending
          July 31, 1998 and October 31, 1998      $6,250,000.00
          on a cumulative basis

          Fiscal Year Ending January 30, 1999     $7,700,000.00

It is expressly understood by the Company and the Bank that the above-described ratios shall be calculated excluding the effect of the accounts of the Joint Venture (including, without limitation, the investment of the Company and/or its Subsidiaries in the Joint Venture).

     6.4 Reporting Requirements. So long as any Loan or any other Obligation shall remain unpaid or any Commitment remains outstanding, the Company will, unless the Bank shall otherwise consent in writing, furnish to the Bank:

          (a) Promptly after an executive officer or inside director of the Company has knowledge of the occurrence of a Default, which is then continuing, a certificate of the chief executive officer or the chief financial officer of the Company setting forth the details thereof and the action which the Company has taken or proposes to take with respect thereto.

          (b) Within 50 days after the end of each fiscal quarter of each fiscal year of the Company, a quarterly report on Form 10-Q (or successor form) of the Company and its consolidated Subsidiaries with respect to such fiscal quarter.

          (c) Within 95 days after the end of each fiscal year of the Company, commencing with the Current Fiscal Year, an annual report on Form 10-K (or successor form) of the Company and its consolidated Subsidiaries with respect to such fiscal year, accompanied by the report of Coopers & Lybrand, or other independent accountants reasonably satisfactory to the Bank, that the financial statements included therein have been prepared in accordance with GAAP, and that the audit in connection therewith has been made in accordance with generally accepted auditing standards, together with a report of such accountants that:

               (i) they do not have knowledge of the existence, as at the date of such report, of any Event of Default that is continuing on such date, or, if an Event of Default has occurred and is continuing, a statement as to the nature and period of existence thereof; and

               (ii) the calculations contained in the certificate referred to in clause (ii) of paragraph (d), below are correct.

          (d) Each set of financial statements furnished pursuant to paragraph (b) or (c) of this Section shall be accompanied by a certificate of the chief executive officer or chief financial officer of the Company
     (i) stating, to the best of such officer's knowledge after reasonable investigation, whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto and (ii) setting forth in reasonable detail the calculations necessary to show whether the Company and its Subsidiaries were in compliance with each of the financial ratios and restrictions contained in this Article 6 on the date of such financial statements, including certification of compliance with the provisions of Section 6.2(f)(i)(B).

          (e) Each set of financial statements furnished pursuant to paragraph (b) or (c) above as to any fiscal quarter or fiscal year of the Company, shall be accompanied by a profit and loss statement for such fiscal quarter or fiscal year, as the case may be, with respect to each store operated by the Company or its Subsidiaries (including the Joint Venture), in substantially the form customarily furnished to the Bank by the Company prior to the date hereof.

          (f) Within 95 days of the end of each fiscal year of the Company, a projected budget for the Company and its consolidated Subsidiaries for the period commencing the beginning of the subsequent fiscal year and continuing for a period of three total fiscal years or the remaining years to the Termination Date, whichever is less, such budget to include quarterly and annual consolidated cash flow statements, balance sheets, and profit and loss statements, all in reasonable detail and duly certified by the chief financial officer of the Company. In addition, the Company will provide a description of the material assumptions made in the preparation of such financial statements and a certification by the chief financial officer that such assumptions are reasonable.

         (g) Promptly after any officer or inside director of the Company has knowledge thereof, written notice of:

               (i) Any action, suit, investigation or proceeding pending or threatened against or affecting either it or any Subsidiary or any respective property or assets of the Company or any Subsidiary, by or before any court or other tribunal or any governmental or administrative authority or agency, which, if successful, would adversely affect materially the business, property, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole;

               (ii) Termination or potential termination of any material consent, license, permit or franchise necessary for the conduct of the business or the ownership of the properties and assets of the Company and its Subsidiaries taken as a whole, which, if terminated, would have a materially adverse affect on the business, property, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole;

               (iii) Any material loss, damage or destruction (regardless of whether the same is covered by insurance) to or of a material portion of any of the properties or assets of the Company and its Subsidiaries taken as a whole;

               (iv) Any material controversy with the respective employees of the Company or any Subsidiary or with any labor organization; and

               (v) Any other development, adversely affecting materially the business, property, assets or condition, financial or otherwise of the Company and its Subsidiaries taken as a whole.

          (h) Promptly upon receipt thereof, copies of all management and other reports issued by the independent accountants to the Company or its Board of Directors.

          (i) Promptly upon the occurrence of any change in the identity of any of the President and Chief Executive Officer, the Executive Vice President, General Counsel and Secretary, and the Chief Financial Officer of the Company, notice of such change.

          (j) Promptly after the Company knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the chief financial officer of the Company setting forth details as to such Reportable Event and the action which the Company has taken or proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

          (k) Promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report which is filed with respect to each Plan for each Plan year.

          (l) Promptly after the transmission or filing thereof, copies of all notices of annual or special meetings of stockholders, proxy statements, and other statements which the Company sends to its stockholders or other holders of any of its securities, or files with the Securities and Exchange Commission; provided, however, the Company shall be under no obligation to file with the Bank any such statements filed with the Securities and Exchange Commission which are not public information.

          (m) With reasonable promptness, such other information respecting the Company or any of its Subsidiaries (other than the Joint Venture, except to the extent expressly provided in Section 6.4(n) hereof) as the Bank may from time to time reasonably request, it being understood that the Bank will not divulge any such information obtained from the Company or any of its Subsidiaries except in connection with the proper administration and the enforcement of the Loan Documents and the regulation and examination by federal or state authorities of the Bank's banking business, or as the Bank believes in good faith is otherwise required by law.

          (n) Within 50 days after the end of each fiscal quarter of each fiscal year of the Joint Venture a quarterly report consisting of a balance sheet, income statement and cash flow statement comparing the current fiscal quarter, comparable fiscal quarter of the previous year and current fiscal quarter budget, and, within 95 days after the end of each fiscal year of the Joint Venture, an annual financial statement prepared by an independent certified public accountant.

          (o) On Monday of each week (as of the preceding Saturday), a certificate, substantially in the form of Schedule 6.4(o) annexed hereto, calculating and certifying to the Bank the Borrowing Base as provided herein, and the resulting respective availabilities for Credit Advances.

                                   ARTICLE 7
                                CASH MANAGEMENT

     7.1  Depository Accounts.

               (a) Annexed hereto as Schedule 7.1 is a Schedule of all present DDA's of the Company and its Subsidiaries, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) if available, a contact person at such depository.

               (b) The Company and its Subsidiaries will not establish any DDA hereafter unless, contemporaneous with such establishment, the Company delivers to the Bank a notification to the institution in which such DDA is to be established of the Bank's security interest in the DDA (in form reasonably satisfactory to the Bank).

     7.2  Credit Card Receipts; Collections of Accounts.

               (a) Annexed hereto as Schedule 7.2 is a Schedule which describes all arrangements to which the Company or any of its Subsidiaries is a party with respect to the payment to the Company or its Subsidiaries of the proceeds of all credit card charges for sales by the Company and its Subsidiaries.

               (b) The Company and its Subsidiaries shall deliver to the Bank agreements with each of the Company's and its Subsidiaries' credit card clearinghouses and processors (in form reasonably satisfactory to the Bank), which provides that payment of all credit card charges submitted by the Company and its Subsidiaries to that clearinghouse or other processor and any other amount payable to the Company and its Subsidiaries by such clearinghouse or other processor shall be directed to such account as may be designated by the Bank.

     7.3  The Concentration and the Funding Accounts.

               (a) The following accounts have been or will be established (and are so referred to herein):

               (i) The CONCENTRATION ACCOUNT: Established by the Company with the Bank (Account No. 0161721).

               (ii) The FUNDING ACCOUNT: Established by the Company with the Bank (Account No. 4701682 and as soon as open and being utilized Account No. 80-048-046).

               (b) The contents of each DDA and the Concentration Account constitutes Collateral and Proceeds of Collateral.

     7.4  Proceeds and Collection of Accounts.

               (a) All cash, cash equivalents, checks, credit card slips and receipts arising from the sale of the Inventory of the Company and its Subsidiaries and all General Intangibles shall be held in trust by the Company and its Subsidiaries for the Bank; and shall be deposited and/or transferred only to the Concentration Account.

               (b) The Company shall cause the ACH or wire transfer to the Concentration Account, on each Business Day (and whether or not there are then Outstanding Credit Advances) of

               (i) the then available contents of each DDA (other than the Funding Account), each such transfer to be net of a balance, not to exceed $500.00, to be maintained in the subject DDA; and

               (ii) the proceeds of all credit card charges not otherwise provided for pursuant hereto.

provided that the Company shall not be responsible for any delays in any ACH or wire transfer beyond the control of the Company.

     7.5  Payment of Obligations.

               (a) On each Business Day, the Bank shall apply, towards the Obligations, the then collected balance of the Concentration Account (subject to one Business Day's clearance and collection).

               (b) The Bank shall transfer to the Funding Account any surplus in the Concentration Account remaining after the application towards the Obligations referred to in Section 7.5(a), above.

     7.6 The Funding Account. Except as otherwise specifically provided in, or permitted by, the within Agreement, all checks shall be drawn by the Company upon, and other disbursements made by the Company solely from, the Funding Account.

     7.7 Inapplicability of Provisions. The provisions of this Article 7 shall not apply to (a) the Joint Venture, any of its DDAs, cash or credit card collections; or (b) to the Company's payroll and SEC DDAs, provided that such DDAs shall be utilized only for the specific purposes for which established and shall not be used as a general depository of the funds of the Company and its Subsidiaries.

                                   ARTICLE 8
                                    DEFAULTS

     8.1 Events of Default. The occurrence of any one of the following events, where applicable, of, by or against the Company, shall constitute an Event of Default under this Agreement:

          (a) Failure to make any payment of principal of or interest on any Loan, or any other amount payable hereunder within five (5) Business Days after the same is due (whether by demand or on the Termination Date).

          (b) Any representation, warranty or statement made by the Company herein or in connection with this Agreement, any Credit Advance or any other Obligation shall prove to have been incorrect or false in any material respect when made or furnished.

          (c) Failure to perform or observe any covenant contained in Section 6.1(b), Section 6.2 or Section 6.3 or in Article 7 hereof.

          (d) Failure to perform or observe any material covenant or condition (other than as provided in paragraphs (a), (b) or (c) above) contained in this Agreement, the Loan Documents or any other agreement with the Bank, which failure shall continue for more than 30 days after the Company knew or should have known of such default.

          (e) Failure of the Company or any Subsidiary thereof to make any payment in respect of Indebtedness (other than Credit Advances) in the aggregate principal amount of more than $500,000 when due or within any applicable grace period.

          (f) Except as provided in clause (p) below or with respect to the Atlantic Excluded Claim (until the Company's contest of such claim is resolved), any event or condition occurs that results in the acceleration of the maturity of any Indebtedness (other than Credit Advances) of the Company or any of its Subsidiaries in the aggregate principal amount of more than $500,000 or that enables (or, with the giving of notice or passage of time would enable) a holder of such Indebtedness, or any Person acting on behalf of such holder, to accelerate the maturity thereof.

          (g) Termination of the Company's existence or, except as permitted in Section 6.1(c) or Section 6.2(d), any of its Subsidiaries' existence, suspension or discontinuance of its respective business; or insolvency or inability of the Company or any of its Subsidiaries to pay its respective debts as they mature.

          (h) Making of a general assignment for the benefit of creditors or of a composition or similar arrangement with creditors; conveyance of all or a substantial part of its property or assets to a trust mortgagee or liquidating agent; or appointment, in a voluntary proceeding, of a receiver, trustee or similar judicial officer or agent, to take charge of or liquidate all or a substantial part of the respective property or assets of the Company or any of its Subsidiaries.

          (i) Appointment of such a receiver, trustee or similar judicial officer or agent, in any involuntary proceeding, or action by any court to take jurisdiction of all or a substantial part of the Company's or any of its Subsidiaries respective property, unless the Company or such Subsidiary is diligently contesting such appointment or the taking of such jurisdiction by appropriate action, or if, despite such contest, such officer or agent is not discharged or such jurisdiction is not relinquished within a period of 90 days.

          (j) Commencement of any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or any other proceeding, under any state or federal law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, or otherwise to the relief of debtors or the readjustment of indebtedness; or commencement of any such proceeding against the Company or any of its Subsidiaries, unless the Company or such Subsidiary is diligently contesting the same by appropriate action, or if, despite such contest, such proceeding is not dismissed within a period of 90 days.

          (k) Attachment, levy or seizure of or on any material asset or assets of the Company or of any of its Subsidiaries, which is not released within 30 days.

          (l) Entry of a final uninsured judgment which, singly or with any other outstanding final uninsured judgments, against the Company or any of its Subsidiaries, exceeds an aggregate amount of $500,000 if such judgment is not discharged or execution thereof stayed pending appeal within 60 days, or if, within 60 days after the expiration of any such stay, it is not discharged or satisfied.

          (m) With respect to any Plan as to which the Company or any of its Subsidiaries may have any liability, (i) a contribution failure occurs sufficient to give rise to a lien enforceable by the Pension Benefit Guaranty Corporation under Section 302(f)(1) of ERISA, or (ii) there shall exist a deficiency of more than $250,000 in the Plan assets available to satisfy the benefits guaranteed under ERISA with respect to such Plan and steps are undertaken to terminate such Plan or such Plan is terminated or the Company or such Subsidiary withdraws from or institutes steps to withdraw from such Plan or any Reportable Event with respect to such Plan shall occur.

          (n) Substantial (determined with respect to the Company and its Subsidiaries taken as a whole) loss, theft, damage or destruction to or of any substantial portion of the Company's or any of its Subsidiaries' property (unless covered by insurance); or occurrence of any change in the Company's or any of its Subsidiaries', condition or affairs, financial or otherwise, which would have a material adverse effect on the ability of the Company to perform the requirements of this Agreement or the Note.

          (o) The Company or any Subsidiary shall fail to pay aggregate monthly rent of at least $180,000 when due, or within any applicable grace period, under leases for any stores that the Company or any Subsidiary has not intentionally closed, or any other event or condition occurs that permits (or, with the giving of notice or the passage of time would permit) leases for stores that the Company or such Subsidiary has not intentionally closed, with aggregate monthly rents of at least $180,000, to be terminated prior to the stated termination date thereof.

          (p) The occurrence of any default, after any applicable grace or cure period, pursuant to that certain Master Lease Agreement (i) of the Company with Winthrop Resources Corporation and all Schedules thereto, or
     (ii) the Joint Venture with Winthrop Resources Corporation and all Schedules thereto, as each may be amended and in effect from time to time.

          (q) The occurrence of any Change in Control of the Company or its Subsidiaries.

          (r) The occurrence of any material default by the Company under a certain Trademark License Agreement with Levi Strauss & Co. dated November 15, 1996, which default is not cured (if curable) within any applicable grace period set forth in such Agreement, the existence of which default would permit Levi Strauss & Co. to terminate such Agreement; or the termination of such Agreement whether due to the expiration of its term or for any other reason.

          (s) The occurrence of any material default by the Company under certain Trademark License Agreement with Levi Strauss & Co. dated November 1, 1991, which default is not cured (if curable) within any applicable grace period set forth in such Agreement, the existence of which default would permit Levi Strauss & Co. to terminate such Agreement, or the termination of such Agreement whether due to the expiration of its term or for any other reason, in each case only if such default or termination would limit, restrict, impair or prohibit the Company's sale at retail of L/S Inventory.

     8.2 Rights and Remedies on Default. Upon the occurrence of any Event of Default specified in Sections 8.1(h), 8.1(i), or 8.1(j), the Commitment shall forthwith terminate and the Bank shall be relieved of all obligations to make Credit Advances and to issue L/Cs and the entire unpaid principal amount of all Loans then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Obligations of the Company, shall be forthwith due and payable, without any further notice or action by the Bank. Upon the occurrence of any other Event of Default and at any time thereafter, unless the same is previously cured, the Bank may:

          (i) declare the unused portion of the Commitment terminated, whereupon the same and the obligation of the Bank to make Credit Advances and to issue L/Cs shall be thereupon terminated;

          (ii) declare the entire unpaid principal amount of all Loans then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Obligations of the Company, to be forthwith due and payable, whereupon the same shall become forthwith due and payable and the Commitment shall be terminated, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company;

          (iii) require the Company and its Subsidiaries to furnish the Bank with cash collateral for all outstanding L/Cs in an amount equal to one hundred five percent (105%) of the maximum undrawn amount thereof. Such cash collateral may be immediately applied against any drawing under any such L/C without further notice to, or consent from, the Company or its Subsidiaries, and to the extent not utilized for such purpose, shall secure, and may be applied against, the other Obligations.

          (iv) exercise all rights and remedies hereunder, under the Note and under any other Loan Documents, and under any other agreements with the Bank; and all other rights and remedies which the Bank may have under applicable law.

     8.3  Setoff.

          (a) The Bank, and any bank wholly-owned by the Bank, may, upon the occurrence and during the continuance of an Event of Default hereunder, to the fullest extent permitted by applicable law, off-set any deposits (general or special, including, but not limited to indebtedness evidenced by a certificate of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Bank or such bank for the account of the Company against any principal of or interest on any Credit Advance or any other amount due hereunder (regardless of when such deposits or indebtedness are due to the Company). The Bank or such bank shall provide such notice of such setoff as may be provided for in its customary operating procedures as in effect at the time.

          (b) Nothing contained in this Section 8.3 shall be deemed to affect the authorization set forth in Section 2.10.

                                   ARTICLE 9
                                 MISCELLANEOUS

     9.1 Waivers; Remedies. The Company waives notice of all action by the Bank in reliance hereon, but not any notice which is expressly required by any provision of this Agreement to be given to the Company by the Bank. No failure or delay by the Bank in exercising any right or remedy hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. No amendment, modification, termination, consent or waiver of any provision of this Agreement or of any other Loan Document shall in any event be effective unless the same shall be set forth in a writing signed by the Bank and the Company, and then only to the extent specifically set forth therein. The rights and remedies of the Bank hereunder and under the other Loan Documents are cumulative and not exclusive of any other rights and remedies under other agreements of the Company with the Bank or under applicable law, and all such rights and remedies may be exercised singly or concurrently.

     9.2 Action by Bank. No notice to or demand upon the Company in any instance, shall entitle the Company to any other or further notice or demand under similar or other circumstances, unless expressly required by this Agreement, any other Loan Document or applicable law. The Bank shall be entitled to rely upon any instrument or communication in any form believed by it to be genuine and to have been signed or sent by a proper Person. The Bank shall not be liable for any action taken or omitted to be taken by it hereunder or under any other Loan Document, except for its own manifest error, gross negligence or willful misconduct.

     9.3  Notices.

          (a) All notices, demands and other communications between any of parties hereunder to the other shall be deemed effective (except for Credit Requests, which shall be effective when received by the Bank) when made in writing and delivered by hand or sent by first class mail or by facsimile transmission, and addressed to the other party as set forth below:

     If to the Company:

          66 B Street
          Needham, Massachusetts  02194
          Attention:  Carolyn R. Faulkner, Chief Financial
                      Officer and Vice President
          Telecopy:   781-449-8666

          with a copy to Scott N. Semel, Esq., Executive Vice President, Secretary and General Counsel, at the same address.

or to such other address of which notice is given in the same manner provided that failure of the Bank to deliver a copy of any notice to the Company's General Counsel shall not constitute a failure to send notice to the Company.

     If to the Bank:

          BankBoston, N.A.
          100 Federal Street
          Boston, Massachusetts  02110
          Attention:  Gisela A. LoPiano, Director
          Telephone:  (617) 434-5801
          Telecopier: (617) 434-5826

     or to such other address as the Bank may designate in writing to the Company, in each case with a copy to:

          David S. Berman, Esq.
          Riemer & Braunstein
          Three Center Plaza
          Boston, Massachusetts  02108
          Telephone:  (617) 523-9000
          Telecopier:  (617) 723-6831

provided that the failure of the Company to deliver a copy of any notice to David S. Berman shall not constitute a failure to send notice to the Bank.

          (b) Credit Requests from the Company to the Bank shall be delivered in accordance with Section 2.6 and notices to the Bank shall be addressed to the Bank at:
          BankBoston, N.A.
          100 Federal Street
          Boston, Massachusetts  02110
          Attention:  Gisela A. LoPiano, Director
          Telephone:  (617) 434-5801
          Telecopier: (617) 434-5826

or to such other address as the Bank may designate in writing to the other parties hereto.

     9.4 Costs and Expenses. The Company will pay to the Bank, on request, or the Bank may charge the Company's deposit accounts with the Bank or any other account of the Company:

          (i) all reasonable costs and expenses paid or incurred by the Bank in connection with the preparation of this Agreement and the other Loan Documents, and any amendment thereof, including, without limitation, the reasonable fees and disbursements of Riemer & Braunstein, special counsel for the Bank, with respect thereto; and

          (ii) the reasonable fees and disbursements of such counsel or other legal counsel, independent public accountants and other experts retained by the Bank in connection with the collection or enforcement of any Loan Documents and any collateral or security therefor, and the defense by the Bank of any claims asserted against it with respect thereto, whether or not, in any instance, litigation is commenced.

The Bank will give the Company notice of any amount to be charged to any account of the Company pursuant to this Section prior to charging such account.

     9.5 Indemnification. The Company agrees to indemnify and hold harmless the Bank from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any use by the Company of the proceeds of any of the Loans, or the relationship of the Company and the Bank under this Agreement or any transaction contemplated pursuant to this Agreement, (b) the Company's entering into or performing this Agreement or any of the other Loan Documents or (c) any administrative or investigative proceeding by any governmental authority directly or indirectly related to a claim, demand, action or cause of action described in clause (a) or (b) above, (d) with respect to the Company and its respective properties and assets, the violation of any environmental law, the release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such claim; provided however that the Bank shall not be entitled to indemnification if the Bank acted in bad faith, with gross negligence, or with willful misconduct. If any claim, demand, action or cause of action is asserted against any indemnitee, such indemnitee shall promptly notify the Company, but the failure to so promptly notify the Company shall not affect the Company's obligations under this section. Each indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending against any claim, demand, action or cause of action covered by this section (the reasonable fees and expenses of which counsel shall promptly be paid by the Company). The provisions of this Section 9.5 shall survive the repayment of the Obligations and the termination of the obligations of the Bank hereunder.

     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which taken together shall constitute but one and the same Agreement.

     9.7 Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

     9.8  Incorporation of Negotiations.
     This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Company and the Bank, either express or implied, concerning the matters included herein and in such other Loan Documents, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions hereof or thereof.

     9.9 Effective Date; Assignment. This Agreement shall become effective when executed by the Company and the Bank and thereafter shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and assigns, except that (a) the Company may not assign its rights hereunder or any interest herein without the prior written consent of the Bank, and (b) the Bank may not assign its rights hereunder or any interest herein without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), provided that the Bank may grant participations in any Credit Advance or L/C to any bank wholly-owned by it without the consent of the Company. No assignee, participant or other transferee of the Bank's rights (including a transferee by reason of a business combination involving the Bank) shall be entitled to receive any greater payment under Section 2.14 or 2.16 than the Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with Company's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

     9.10 Survival of Covenants. All of the covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of any and all Credit Advances and issuance of any L/Cs. All covenants, representations and warranties contained in any of the other Loan Documents, and in any certificate, statement, report or other document delivered by or on behalf of the Company as provided herein, or otherwise, in connection with the transactions contemplated hereby, shall be deemed to have been made in this Agreement as of the date of such certificate, statement, report or other document.

     9.11 GOVERNING LAW. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS.

     9.12 WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, THE BANK AND THE COMPANY HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN CONNECTION WITH ANY ACTION OR PROCEEDING OF ANY NATURE WHATSOEVER ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP BEING ESTABLISHED HEREBY, WHETHER ARISING UNDER STATUTE (INCLUDING ANY FEDERAL OR STATE CONSTITUTION) OR UNDER THE LAW OF CONTRACT, TORT OR OTHERWISE AND INCLUDING, WITHOUT LIMITATION, ANY CHALLENGE TO THE LEGALITY, VALIDITY, BINDING EFFECT OR ENFORCEABILITY OF THIS SECTION OR THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

     9.13 Attachments. All Exhibits and Schedules hereto are hereby incorporated into and made a part of this Agreement.

     9.14 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

     9.15 Reliance by Company. The Company shall be entitled to rely upon any certifications, notices or other communications (including any communications by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the Bank.

     IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed and delivered as a sealed instrument, at Boston, Massachusetts, by their duly authorized officers, all as of the date first written above.


                                   DESIGNS, INC.


                                    By: /s/ Joel H. Reichman
                                        ------------------------
                                        Title:  President and CEO


                                   BANKBOSTON, N.A.


                                    By: /s/ Gisela A. LoPiano
                                        ----------------------
                                        Title:  Director